EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-113967) of Leggett & Platt, Incorporated of our report dated June 17, 2005, relating to the financial statements and schedule of the Leggett & Platt, Incorporated Stock Bonus Plan, which appear in this Form 11-K.

/s/    PricewaterhouseCoopers LLP

St. Louis, Missouri

June 22, 2005